Exhibit 99.1

Blue Buffalo Reports First Quarter 2016 Results

Wilton, CT - May 10, 2016 - Blue Buffalo Pet Products, Inc. (the “Company”) (NASDAQ: BUFF), the leading natural pet food company in the United States, today announced its first quarter 2016 results.

•	First Quarter Highlights

◦	Net sales of $280 million, up 12.5%

◦	Net income of $37 million, up 24.3%; Adjusted Net Income of $38 million, up 23.2%

◦	Adjusted EBITDA of $68 million, up 20.5%

◦	Diluted EPS of $0.19, up 24.0% ; Adjusted Diluted EPS of $0.19, up 23.0%

•	Updated 2016 Outlook

◦	Net sales between $1,125 million and $1,140 million

◦	Adjusted Diluted EPS of $0.73 to $0.74

“We’re off to a great start for the year. I’m pleased with both our top-line and bottom-line performance for the first quarter which was consistent with our expectations. More importantly, we continue to gain share and invest in our future. As a result of our strong year-to-date performance, we are raising the low-end of our revenue and EPS guidance for the full year,” said CEO Kurt Schmidt.

First Quarter of 2016 Compared to First Quarter of 2015
Net sales increased $31.1 million, or 12.5%, to $279.8 million, driven primarily by volume growth. Net sales of Dry Foods increased $25.2 million, or 12.4%, to $229.2 million while net sales of Wet Foods, Treats and Other Products increased $5.8 million, or 13.1%, to $50.6 million.
Gross profit increased $23.7 million, or 23.8%, to $123.2 million and gross margin was 44.0%, up 400 bps compared with 40.0% in the first quarter of 2015. The increase in gross margin was driven primarily by supply chain efficiencies including the ramp-up of our Heartland facility and lower input costs, as well as a benefit from net pricing.
Selling, general, and administrative expenses increased $12.4 million, or 26.1%, to $59.8 million. Adjusted SG&A, which excludes litigation expenses and costs incurred in preparing for our initial public offering, increased $12.5 million, or 27.3%. This increase was primarily due to our ongoing investments in advertising and marketing consistent with our brand building strategy, as well as investments made in our strategic initiatives.
Net income increased $7.3 million, or 24.3%, to $37.3 million, or $0.19 per diluted share in the first quarter of 2016, as compared to $30.0 million, or $0.15 per diluted share, in the first quarter of 2015. Adjusted Net Income, which excludes litigation expenses and costs incurred in preparing for our initial public offering, increased $7.2 million, or 23.2%, to $38.3 million in the first quarter of 2016, compared to $31.1 million in the first quarter of 2015. Adjusted Diluted Earnings Per Share in the first quarter of 2016 increased 23.0% to $0.19, compared to $0.16 in the first quarter of 2015.
Net cash provided by operating activities was $42.5 million in the first three months of 2016 compared with $56.4 million in the first three months of 2015. Net cash provided by operating activities for the first three months of 2016 was reduced by the $32 million cash payment related to our settlement agreement in the U.S. consumer class action lawsuits. Cash and cash equivalents were $265.1 million as of March 31, 2016 as compared to $224.3 million as of December 31, 2015.
Full Year 2016 Outlook
For the full year 2016, the Company expects to deliver net sales between $1,125 million and $1,140 million. The Company expects its gross margin to be between 43% and 44% for the year. Given this gross margin outlook, the Company will continue its planned investments in strategic initiatives and brand building. The Company expects its Adjusted Diluted Earnings Per Share to be between $0.73 and $0.74. The outlook for full year 2016 Adjusted Earnings Per Share excludes costs related to litigation. The Company expects 2016 capital expenditures to be approximately $70 to $80 million.

Important Information Regarding Non-GAAP Financial Measures
The Company presents non-GAAP financial measures, including Adjusted Net Income, Adjusted EBITDA, Adjusted Diluted EPS, Adjusted SG&A, Adjusted Operating Income and Adjusted Gross Profit, in this press release as management uses these measures in assessing our operating performance, and we believe they are helpful to investors, securities analysts and other interested parties, in evaluating the performance of companies in our industry. We also believe that these non-GAAP financial measures are useful to management and investors, securities analysts and other interested parties as measures of our comparative operating performance from period to period. These non-GAAP financial measures are not measurements of financial performance under GAAP. They should not be considered as alternatives to cash flow from operating activities, as measures of liquidity, or as alternatives to net income as a measure of our operating performance or any other measures of performance derived in accordance with GAAP. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies. Please see the schedules to this press release for additional information and reconciliations of such non-GAAP financial measures to the nearest GAAP measure.
Conference Call:
At 5 p.m. (Eastern Time) today, the Company will host a conference call to provide additional commentary on first quarter 2016 results. Further details will be accessible on the Company’s website at http://ir.bluebuffalo.com. Participants may dial 855-539-0894 in the United States or 412-455-6023 internationally and use the access code 82906899, or access the webcast through the Company’s website at http://ir.bluebuffalo.com. Participants are encouraged to dial into the call or link to the webcast at least fifteen minutes prior to the scheduled start time. A replay of the call will be available from May 10, 2016 to May 24, 2016 following the call. To access the replay, dial 855-859-2056 or 404-537-3406 and use the access code 82906899. The archive of the webcast will be available for a limited time on the Company’s website at http://ir.bluebuffalo.com.

About Blue Buffalo
Blue Buffalo, based in Wilton, CT, is the nation's leading natural pet food company, and provides natural foods and treats for dogs and cats under its BLUE Life Protection Formula, BLUE Wilderness, BLUE Basics, BLUE Freedom and BLUE Natural Veterinary Diet lines. Paying tribute to its founding mission, the Company, through the Blue Buffalo Foundation, is also a leading sponsor of pet cancer awareness and of critical studies of pet cancer, health, treatment and nutrition at top veterinary medical schools across the United States. For more information about Blue Buffalo, visit the Company’s website at www.BlueBuffalo.com.
Forward-looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to the expectations regarding the performance of the Company's business, financial results, liquidity and capital resources and other non-historical statements, including the statements in the "Full Year 2016 Outlook" section of this press release. You can identify these forward-looking statements by the use of words such as “outlook,” “forecast,” “guidance,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including, among others, risks inherent to the pet food industry, macroeconomic factors beyond the Company’s control, competition for customers, risks related to the Company’s manufacturing and supply chain, the Company’s involvement in litigation with Nestlé Purina PetCare Company and related class action lawsuits, the success of the Company’s Heartland manufacturing facility, risk of disruption at the Company’s third party distribution centers, risks related to the Company’s expansion outside the United States, the Company’s ability to protect the Company’s intellectual property and that of third parties, performance of the Company's information technology systems, adverse litigation judgments or settlements and the Company’s indebtedness. Additional factors that could cause the Company's results to differ materially from those described in the forward-looking statements can be found under the section entitled "Risk Factors" in the Company’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) of the Securities Act of 1933, as amended, on March 10, 2016, as such risk factors may be updated from time to time in our periodic filings with the SEC, and which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the Company's filings with the SEC. The Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.
Contacts:
Investors & Financial Analysts
Michael Nathenson
EVP & CFO
203-665-3400
investors@bluebuff.com

Media
Phil Cheevers
VP, Communications
203-665-3234
media@bluebuff.com

Blue Buffalo Pet Products, Inc.
Unaudited Condensed Consolidated Statements of Income
(dollars in thousands, except for share data)

	Three Months Ended March 31,
	2016	2015
Net sales	$279,836	$248,774
Cost of sales	156,604	149,240
Gross profit	123,232	99,534
Selling, general and administrative expenses	59,756	47,399
Operating income	63,476	52,135
Interest expense, net	3,637	3,683
Income before income taxes	59,839	48,452
Provision for income taxes	22,506	18,406
Net income	$37,333	$30,046

Basic net income per common share	$0.19	$0.15
Diluted net income per common share	$0.19	$0.15
Basic weighted average shares	196,217,311	195,745,670
Diluted weighted average shares	198,160,465	197,773,850

Blue Buffalo Pet Products, Inc.
Unaudited Condensed Consolidated Balance Sheets
(dollars in thousands, except for share data)

	March 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$265,087	$224,253
Receivables, net	63,705	80,103
Inventories	76,216	83,482
Prepaid expenses and other current assets	2,782	4,492
Total current assets	407,790	392,330

Restricted cash	473	473
Property, plant and equipment, net	113,742	115,160
Deferred income taxes	2,722	3,907
Deferred debt issuance costs, net	165	196
Other assets	480	480
Total assets	$525,372	$512,546

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current maturities of long-term debt	$3,960	$3,960
Accounts payable	33,400	31,428
Other current liabilities	32,317	70,459
Total current liabilities	69,677	105,847

Long-term debt	382,147	383,137
Deferred income taxes	13,456	3,268
Other long-term liabilities	12,939	11,013
Total liabilities	478,219	503,265

Commitments and contingencies
Stockholders’ equity (deficit):
Preferred stock; $0.01 par value; 150,000,000 shares authorized; none issued or outstanding at March 31, 2016 and December 31, 2015	—	—
Common stock, voting; $0.01 par value; 1,500,000,000 shares authorized; 196,221,296 and 196,216,596 shares issued and outstanding at March 31, 2016 and December 31, 2015, respectively	1,962	1,962
Additional paid-in capital	65,410	64,899
Accumulated deficit	(20,216)	(57,549)
Accumulated other comprehensive loss	(3)	(31)
Total stockholders’ equity	47,153	9,281
Total liabilities and stockholders’ equity	$525,372	$512,546

Blue Buffalo Pet Products, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
(dollars in thousands)

	Three Months Ended March 31,
	2016	2015
Cash flows from operating activities:
Net income	$37,333	$30,046
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,194	1,897
Amortization of debt issuance costs	30	30
Stock-based compensation	447	445
Deferred compensation	—	19
Loss on disposal of fixed assets	13	48
Deferred income taxes	11,373	(140)
Tax benefit from exercise of stock options	(3)	—
Payment of legal settlement	(32,000)	—
Effect of changes in operating assets and liabilities:
Receivables	16,387	9,847
Inventories	7,306	3,610
Prepaid expenses and other assets	1,740	1,899
Accounts payable	1,970	4,998
Other liabilities	(4,257)	3,695
Net cash provided by operating activities	42,533	56,394

Cash flows from investing activities:
Capital expenditures	(796)	(2,184)
Net cash used in investing activities	(796)	(2,184)

Cash flows from financing activities:
Principal payments on long-term debt	(990)	(990)
Tax benefit from exercise of stock options	3	—
Proceeds from exercise of stock options	61	36
Net cash used in financing activities	(926)	(954)

Effect of exchange rate changes on cash and cash equivalents	23	—
Net increase in cash and cash equivalents	40,834	53,256
Cash and cash equivalents at beginning of period	224,253	95,788
Cash and cash equivalents at end of period	$265,087	$149,044

Blue Buffalo Pet Products, Inc.
Reconciliation of GAAP to Adjusted Results*
(dollars in millions, except for share data)

	Three Months Ended March 31, 2016
	Gross Profit	% of Sales	SG&A	% of Sales	Operating Income	% of Sales	Net Income	% of Sales	Diluted EPS

As reported (GAAP)	$123.2	44.0%	$59.8	21.4%	$63.5	22.7%	$37.3	13.3%	$0.19

Litigation expenses (a)	—		1.6	0.6%	1.6	0.6%	1.0	0.4%	—
Initial public offering preparation costs (b)	—		—	—%	—	—%	—	—%	—

As adjusted	$123.2	44.0%	$58.2	20.8%	$65.0	23.2%	$38.3	13.7%	$0.19

	Three Months Ended March 31, 2015
	Gross Profit	% of Sales	SG&A	% of Sales	Operating Income	% of Sales	Net Income	% of Sales	Diluted EPS

As reported (GAAP)	$99.5	40.0%	$47.4	19.1%	$52.1	21.0%	$30.0	12.1%	$0.15

Litigation expenses (a)	—		1.5	0.6%	1.5	0.6%	0.9	0.4%	—
Initial public offering preparation costs (b)	—		0.2	0.1%	0.2	0.1%	0.1	—%	—

As adjusted	$99.5	40.0%	$45.7	18.4%	$53.8	21.6%	$31.1	12.5%	$0.16

* Amounts may not be additive due to rounding.
(a) Represents costs primarily related to the litigation with Nestlé Purina PetCare Company.
(b) Represents costs incurred in preparing for our initial public offering.

Blue Buffalo Pet Products, Inc.
Reconciliation of GAAP to Adjusted Results*
(dollars in millions, except for share data)

	Three Months Ended
	March 31, 2016	March 31, 2015
Net income	$37.3	$30.0
Interest expense, net	3.6	3.7
Provision for income taxes	22.5	18.4
Depreciation and amortization	2.2	1.9
EBITDA (a)	65.7	54.0
Litigation expenses (b)	1.6	1.5
Initial public offering preparation costs (c)	—	0.2
Stock-based compensation (d)	0.4	0.4
Adjusted EBITDA	$67.7	$56.2

* Amounts may not be additive due to rounding.
(a) EBITDA represents net income plus interest expense, net, provision for income taxes and depreciation and amortization.
(b) Represents costs primarily related to the litigation with Nestlé Purina PetCare Company.
(c) Represents costs incurred in preparing for our initial public offering.
(d) Represents non-cash, stock-based compensation expense.